Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

           We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-88378 of The Children’s Place Retail Stores, Inc. on Form S-3 of our report dated March 10, 2003, (except for Note 12 and Note 13 - as to which the date is April 25, 2003) appearing in the Annual Report on Form 10-K of The Children’s Place Retail Stores, Inc. for the year ended February 1, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of procedures relating to certain disclosures of financial statement amounts related to the February 2, 2002 and February 3, 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures) and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

May 29, 2003